UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2014

                   SILGAN HOLDINGS INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-22117	06-1269834
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4 Landmark Square, Stamford, Connecticut	06901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 975-7110

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Election of Directors.

On March 20, 2014, the Board of Directors of Silgan Holdings Inc., or the Company, elected Mr. Joseph M. Jordan as a Class III Director of the Company in accordance with the Amended and Restated Certificate of Incorporation of the Company to fill the vacancy on the Company’s Board of Directors created upon the resignation of Mr. Jeffrey C. Crowe from the Company’s Board of Directors.  Mr. Jordan will serve as a Class III Director of the Company for the remaining term of such position until the annual meeting of stockholders of the Company in 2015.  The Board of Directors of the Company also appointed Mr. Jordan as a member of the Audit Committee and the Compensation Committee of the Board of Directors. Mr. Jordan was nominated for election as a Director of the Company pursuant to the Amended and Restated Stockholders Agreement dated as of November 6, 2001 among Mr. R. Philip Silver, Mr. D. Greg Horrigan and the Company.

Mr. Jordan is a retired partner of KPMG LLP, where he was employed from April 1981 until his retirement in September 2009.  At KPMG, Mr. Jordan was a partner in its Financial Services practice.  He served as partner-in-charge of KPMG’s New York Insurance Practice and was KPMG’s National Director of Insurance Tax Services.  Mr. Jordan also served as a partner in KPMG’s Department of Professional Practice, specializing in SEC and PCAOB matters involving auditor independence and other regulatory matters.  Following his retirement from KPMG, Mr. Jordan has served as an independent consultant.  Prior to joining KPMG, Mr. Jordan began his professional career with the United States Department of Treasury.  Mr. Jordan brings to the Company’s Board of Directors extensive experience in accounting and financial matters, particularly for public companies.

Mr. Jordan is an “independent director” as defined in Rule 5605(a)(2) of the listing standards of the Nasdaq Stock Market.  As previously reported by the Company in its Current Report on Form 8-K filed on February 7, 2014, upon Mr. Crowe’s resignation as a Director of the Company, the Company’s Board of Directors consisted of six members, three of whom are “independent directors” as defined in Rule 5605(a)(2) of the listing standards of the Nasdaq Stock Market.  As a result, the Company’s Board of Directors was not comprised of a majority of “independent directors” as required by Rule 5605(b)(1) of the listing standards of the Nasdaq Stock Market.  In accordance with Rule 5605(b)(1) of the listing standards of the Nasdaq Stock Market, the Company had 180 days from the effective date of Mr. Crowe’s resignation to again meet the requirements of such rule.  With the election of Mr. Jordan as a Director of the Company, a majority of the Board of Directors of the Company is again comprised of “independent directors” as defined in Rule 5605(a)(2) of the listing standards of the Nasdaq Stock Market, and the Company again meets the requirements of Rule 5605(b)(1) of the listing standards of the Nasdaq Stock Market.  Mr. Jordan is also an audit committee financial expert under the applicable rules of the SEC due to his extensive accounting background and experience.

For his services as a member of the Board of Directors of the Company, Mr. Jordan will be compensated in accordance with the Company’s existing practices for compensating Directors who are not officers or employees of the Company or any of its affiliates, as described below.  Members of the Board of Directors, excluding the Co-Chairmen of the Board, who are not officers or employees of the Company or any of its affiliates are paid an annual retainer fee of $36,000 for their service on the Board of Directors and a fee of $2,000 for each meeting of the Board of Directors or committee thereof that they attend, plus reimbursement for business related travel and other reasonable out-of-pocket expenses.  Each member of the Audit Committee of the Board of Directors is also paid an annual retainer fee of $12,000 for service on the Audit Committee.  Additionally, each Director of the Company who does not receive compensation as an officer or employee of the Company or any of its affiliates receives an annual equity based director award, on the first business day after the Company’s annual meeting of stockholders, having an aggregate fair market value of $50,000 as of the date of grant, in the form of restricted shares of Common Stock of the Company or restricted stock units related to shares of Common Stock of the Company, in the discretion of the Board of Directors of the Company, under the Company’s 2004 Stock Incentive Plan, as amended.

There is no transaction involving Mr. Jordan that requires disclosure under Item 404(a) of Regulation S-K.

Section 8—Other Events

Item 8.01.    Other Events.

On March 20, 2014, the Company issued a press release announcing the election of Joseph M. Jordan as a member of the Company’s Board of Directors.  A copy of this press release in filed herewith and attached hereto as Exhibit 99.1.

Section 9—Financial Statements and Exhibits

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.                                                                       Description

99.1	Press Release dated March 20, 2014 announcing the election of Joseph M. Jordan as a member of the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILGAN HOLDINGS INC.

By:	/s/ Frank W. Hogan, III
Frank W. Hogan, III
Senior Vice President, General Counsel and Secretary

Date:  March 21, 2014

INDEX TO EXHIBITS

Exhibit No.                                                                     Description

99.1	Press Release dated March 20, 2014 announcing the election of Joseph M. Jordan as a member of the Company’s Board of Directors.